NR11-03	February 17, 2011

International Tower Hill Receives Share Ownership Top-Up Notice from
AngloGold Ashanti for 230,764 Shares

Vancouver, B.C…… International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH; NYSE-A: THM) is pleased to announce that AngloGold Ashanti (U.S.A.) Exploration Inc., a subsidiary of AngloGold Ashanti Limited (“AngloGold”), will exercise its right to maintain a 11.5039% equity interest in the Company through the purchase of 230,764 common shares. Since August 11, 2010, AngloGold’s equity interest has been diluted by virtue of the Company’s issuance of shares principally due to the exercise of incentive stock options expiring in early 2011.

As a consequence of AngloGold’s election to exercise its “top-up” right, the Company will sell to AngloGold, on a private placement basis, an aggregate of 230,764 common shares at a price of CAD$8.13 per share (reflecting the 5-day volume-weighted average price of the Company’s common shares on the TSX preceding February 16, 2011, less the maximum allowable discount of 15% as required by the provisions of the “top-up” right) for gross proceeds of CAD$1,875,419.

The “top-up” provision, contained in the June 30, 2006, purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc., pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant/option exercises. AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.

The private placement is subject to execution of formal documentation and the acceptance for filing thereof by the TSX and NYSE-Amex on behalf of the Company. The common shares issued in the private placement will be subject to a hold period in Canada expiring four months plus one day after closing. The net proceeds from the private placement are anticipated to be used by the Company for continued work on the Livengood Gold Project in Alaska and general working capital.

The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the “1933 Act”), or any state securities laws, and are being issued pursuant to exemptions from registration requirements.

About International Tower Hill Mines Ltd.

International Tower Hill Mines controls a 100% interest in the world-class Livengood Gold Project accessible by paved highway 70 miles north of Fairbanks, Alaska. The Company is focused on the rapid advancement of the project into a compelling potential development project in 2011 while it continues to expand its current resource and explore a land package spanning 145 km2 for new deposits.

International Tower Hill Mines Ltd.	- 2 -	February 17, 2011
NR11-03 Continued

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
Chief Executive Officer

Contact Information:	Shirley Zhou, Vice-President - Corporate Communications
E-mail: szhou@ithmines.com
Phone: 1-888-770-7488 (toll free) or (604) 638-3247/Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the private placement to AngloGold Ashanti (U.S.A.) Exploration Inc. and the proposed use of the proceeds of the financing by the Company, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the private placement. Other risks and uncertainties are disclosed in the Company's annual information form filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.